CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 11, 2002, relating to the financial statements and financial highlights which appears in the October 31, 2002 Annual Report to Shareholders of Alpine U.S. Real Estate Equity Fund, Alpine International Real Estate Equity Fund and Alpine Realty Income & Growth Fund (constituting Alpine Equity Trust), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Accountants" and "Financial Statements" in such Registration Statement.




/s/ PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
February 25, 2003